Exhibit 99.1

NEWS RELEASE for January 4, 2008 at 6:00 AM EST

Contact:	Allen & Caron Inc.	Netlist Inc.
	Jill Bertotti (investors)	Chuck Hong
	jill@allencaron.com	Chief Executive Officer
	Len Hall (media)	(949) 435-0025
len@allencaron.com
(949) 474-4300

NETLIST PROMOTES GAIL ITOW TO CHIEF FINANCIAL OFFICER

IRVINE, CA (January 4, 2008) .. . . Netlist, Inc. (NASDAQ: NLST) today announced that Vice President of Finance Gail Itow has been promoted to Chief Financial Officer effective January 1.  An experienced senior financial executive with an extensive international background, Itow reports to Chief Executive Officer Chuck Hong and replaces former Chief Financial Officer Nita Moritz, who has left the Company.

Itow, 51, a resident of Tustin, CA, joined Netlist in January 2006 as Vice President of Finance and was responsible for management of all accounting functions, including internal and external reporting, Sarbanes-Oxley compliance, financial forecasting, corporate governance, bank relations, and treasury.  She was involved in the Company’s November 2006 initial public offering that raised approximately $40 million and in 2007 was involved in investing a portion of those proceeds in the new manufacturing facility in Suzhou, China.  Itow also negotiated the Company’s $40 million line of credit with Wells Fargo Bank and assisted with managing the Company’s Human Resources, Information Technology and Law departments/functions.

Hong stated: “We are pleased to promote Gail to this position and welcome her to our executive management team.  With her background in the technology industry both domestically and internationally, past experience with corporate financial transactions, capabilities in managing multiple functions in addition to finance, and direct in-house experience for the past two years, Gail will be making valuable contributions to achieving our near- and long-term operational and financial plans as we enter 2008.”

Itow’s prior professional background and experience include responsibilities as Chief Financial Officer of eMaiMai, Inc., a commercial technology company based in Hong Kong and Mainland China.  She worked closely with the board of directors and principal investors during the company’s start-up and a private placement with Lehman Brothers Hong Kong.  Itow also managed eMaiMai’s worldwide Human Resources, Accounting and technical teams.

Prior to eMaiMai, Itow was Senior Vice President of Finance, Secretary and Treasurer of eMotion, Inc., formerly Cinebase Software, a Vienna, VA-based developer of business-to-business media management software and services.  While at eMotion, she managed and negotiated several public and private financings, acquisitions and the company’s eventual merger with a wholly owned subsidiary of Eastman Kodak.  In addition to responsibilities in Finance, Itow managed all aspects of Human Resources, corporate Information Technology and Accounting.

Itow was also Chief Financial Officer of MicroNet Technology, Inc., an Irvine-based leader in storage technology.  While at MicroNet, she facilitated the company’s sales growth and expansion in the U.S., Japan and Europe.  She also managed MicroNet’s worldwide Human Resources, Operations, corporate Information Technology and Accounting functions.

Itow was also Audit Manager for Ernst and Young (formerly known as Arthur Young) in Century City, CA.  She earned a Bachelor’s degree from the University of California, Los Angeles, where she graduated Magna cum Laude and was a Chancellor’s Marshall.  She earned a Master of Business Administration degree from the University of Southern California.

About Netlist, Inc.

Netlist designs and manufactures high-performance memory subsystems for the server and high- performance computing and communications markets.  The Company’s memory subsystems are developed for applications in which high-speed, high-capacity memory, functionality, small form factor, and heat dissipation are key requirements.  These applications include tower-servers, rack-mounted servers, blade servers, high-performance computing clusters, engineering workstations, and telecommunication equipment.  Netlist maintains its headquarters in Irvine, California with manufacturing facilities in Irvine and in Suzhou, China.

Safe Harbor Statement

This news release contains forward-looking statements regarding future events and the future performance of Netlist, including future opportunities and growth for the company’s business. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those expected or projected. These risks and uncertainties include, but are not limited to, the rapidly-changing nature of technology; volatility in the pricing of DRAM ICs; uncertainty of customer demand, including delays in expected qualifications; introductions of new products by competitors; changes in end-user demand for technology solutions; the Company’s ability to attract and retain skilled personnel; the Company’s reliance on suppliers of critical components; evolving industry standards; and the political and regulatory environment in the People’s Republic of China. Other risks and uncertainties are described in the Company’s annual report on Form 10-K, dated February 28, 2007, quarterly report on Form 10-Q dated November 6, 2007, and subsequent filings with the U.S. Securities and Exchange Commission made by the Company from time to time.  Netlist undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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